Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 12, 2025 (the “Effective Date”), by and between Aware, Inc., a Massachusetts corporation with its principal offices located at 76 Blanchard Road, Burlington, Massachusetts 01803 (together with its successors and assigns, the "Company"), and Lona Therrien (the "Executive").

WHEREAS, the Company desires to employ the Executive on the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to become an employee of the Company on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.
Employment.
1.1.
Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
1.2.
Position and Duties. During the Term, the Executive shall serve as the Chief Marketing Officer of the Company, reporting to the Chief Executive Officer of the Company. The Executive shall work out of the Company’s Burlington, Massachusetts offices. The Executive shall devote her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of her duties to the Company as provided in this Agreement.
1.3.
No Conflicts. The Executive is under no obligation, restriction or limitation, contractual or otherwise, to any other individual or entity that would prohibit or impede the Executive from undertaking and performing her duties under this Agreement, and the Executive is free to enter into and perform the terms and provisions of this Agreement.
2.
Compensation and Related Matters.
2.1.
Base Salary. During the Term, the Executive’s annual base salary will be $300,000.00. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

2.2.
Incentive Compensation. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be up to forty percent (40%) of her Base Salary (pro-rated for partial years) and tied to Company performance targets as determined by the Compensation Committee. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid, unless otherwise determined by the Compensation Committee.
2.3.
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
2.4.
Equity. Promptly after the Effective Date and subject to approval by the Board or the Compensation Committee, the Company shall grant to the Executive a stock option exercisable for 75,000 shares of the Company’s common stock. The stock option (a) will have an exercise price per share equal to the greater of (i) the average closing price of a share of the Company’s common stock for the five days prior to the date of grant and (ii) the closing price of a share of the Company’s common stock on the date of grant, and (b) will vest over four years (25% vesting on the first anniversary of the Effective Date and thereafter in 36 equal monthly installments).
2.5.
Additional Equity. In addition to the equity granted pursuant to Section 2.4, beginning in calendar year 2026, the Executive shall be eligible to receive such additional equity awards of the Company from time to time as determined by the Compensation Committee or the Board.
2.6.
Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. Additionally, during the Term, the Executive shall be eligible to receive such benefits and perquisites as those made available to the other employees of the Company generally and to similarly situated senior executives of the Company.
2.7.
Time Off. During the Term, the Executive shall be entitled to paid vacation and sick time in accordance with the Company’s policies and procedures. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.
3.
Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
3.1.
Death. The Executive’s employment hereunder shall terminate upon her death.
3.2.
Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with any reasonable accommodation required by law for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with any reasonable accommodation required by law, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3.2 shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
3.3.
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the Executive has been charged by the United States or a state or political subdivision thereof with conduct which is a felony or which is a misdemeanor involving moral turpitude, deceit, dishonesty or fraud under the laws of the United States or any state or political subdivision thereof; (b) fraud or embezzlement by the Executive with respect to funds of the Company or dishonest, unethical or improper conduct by the Executive that has had, or is reasonably likely to have, a material adverse impact on the reputation for honesty and fair dealing of the Company; (c) the Executive’s intentional failure to comply with lawful instructions not inconsistent with this Agreement given to the Executive by the Board, which failure is not cured or corrected within thirty (30) days after the Executive’s receipt of written notice from the Company referring to this Section and describing with specificity the instructions with which the Executive did not comply; (d) the Executive’s material failure to comply with reasonable policies, directives, standards and regulations adopted by the Company, including, without limitation, the Company’s policies regarding insider trading, except any such failure, that, if capable of cure, is remedied by the Executive within thirty (30) days after the Executive’s receipt of written notice from the Company referring to this paragraph and describing with specificity the failure of the Executive to comply; and (e) material breach by the Executive of the Employee Non-Disclosure and Intellectual Property Agreement by and between the Executive and the Company (the “Employee Agreement”) or any other written agreement between the Executive and the Company.
3.4.
Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3.3 and does not result from the death or disability of the Executive under Section 3.1 or 3.2 shall be deemed a termination without Cause.
3.5.
Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (a) a relocation of the Executive's principal workplace to a location more than 50 miles from Burlington, Massachusetts without the Executive's express written consent; (b) a change in title after a Change in Control without the Executive’s express written consent, provided that after a Change in Control a change in title shall not be deemed to be “Good Reason” as long as the Executive does not have a material diminution of duties or authority; (c) a material breach of the Agreement by the Company or (d) a material diminution in the Executive's compensation or benefits without the express written consent of the Executive; provided, that no such event or occurrence shall constitute Good Reason unless (x) written notice thereof is given by the Executive to the Company within ninety (90) days of its occurrence, (y) the Company shall fail to remedy or cure such event or occurrence within thirty (30) days following its receipt of such notice from the Executive (the “Cure Period”), and (z) the Executive shall within sixty (60) days after the expiration of such 30-day period give written notice to the Company of her election to terminate her employment pursuant to this paragraph by reason of such event or occurrence.
3.6.
Notice of Termination. Except for termination as specified in Section 3.1, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
3.7.
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3.2 or by the Company for Cause under Section 3.3, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3.4, the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3.5 without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3.5 with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4.
Compensation Upon Termination.
4.1.
Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2.3 of this Agreement); and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
4.2.
Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3.4, or the Executive terminates her employment for Good Reason as provided in Section 3.5, then the Company shall pay the Executive her Accrued Benefit. In addition, subject to the Executive signing and delivering to the Company a noncompetition agreement (the “Noncompete Agreement”) in substantially the form attached hereto as Exhibit A and a general release (the “Release”) substantially in the form attached hereto as Exhibit B, with the Release becoming irrevocable and fully effective and, if applicable, the Executive resigning as a member of the Board of Directors, all within 60 days after the Date of Termination (or such shorter time period provided in the Release):
(i)
subject to clause (iv) below, the Company shall pay the Executive an amount equal to the Executive’s Base Salary paid during the twelve (12) months immediately preceding the termination of the Executive’s employment with the Company, divided by the number of days employed during the twelve (12) months immediately preceding the termination of the Executive’s employment with the Company and multiplied by 365 (the “Severance Amount”);
(ii)
notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Executive in which such stock option or other stock-based award would have vested if the Executive had remained employed for an additional twelve (12) months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination;
(iii)
the Company shall pay the difference between the cost of COBRA continuation coverage, should the Executive elect to receive it, for the Executive and any dependent who received health insurance coverage prior to termination of the Executive’s employment with the Company, and any premium contribution amount applicable to the Executive as of such termination, for a period of twelve (12) months following the date of termination of the Executive’s employment with the Company (“Continuation Benefits”). Continuation Benefits otherwise receivable by the Executive will be reduced to the extent benefits of the same type are received by or made available to her during the applicable twelve-month period (and any such benefits received by or made available to the Executive shall be reported by her to the Company); and
(iv)
the amounts payable under Section 4.2(i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.
5.
Change of Control Payment.
5.1.
Change of Control. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change of Control of the Company (as defined below). These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4.2 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change of Control. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change of Control.
(a)
Change of Control. During the Term, if within eighteen (18) months after a Change of Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3.4 or the Executive terminates her employment for Good Reason as provided in Section 3.5, then, subject to the Executive signing and delivering to the Company the Noncompete Agreement and the Release, and the Release becoming irrevocable and fully effective and, if applicable, the Executive resigning as a member of the Board of Directors, all within 60 days after the Date of Termination (or such shorter time period provided in the Release):
(i)
the Company shall pay the Executive a lump sum in cash an amount equal to (A) 1.5 times (B) the Executive’s Base Salary paid during the twelve (12) months immediately preceding the termination of the Executive’s employment with the Company, divided by the number of days employed during the twelve (12) months immediately preceding the termination of the Executive’s employment with the Company and multiplied by 365 (the “Change of Control Severance Amount”);
(ii)
notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Executive as of the occurrence of such Change of Control shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination;
(iii)
the Company paying the difference between the cost of COBRA continuation coverage, should the Executive elect to receive it, for the Executive and any dependent who received health insurance coverage prior to termination of the Executive’s employment with the Company, and any premium contribution amount applicable to the Executive as of such termination, for a period of eighteen (18) months following the date of termination of the Executive’s employment with the Company (“Change of Control Continuation Benefits”). Change of Control Continuation Benefits otherwise receivable by the Executive will be reduced to the extent benefits of the same type are received by or made available to her during the applicable eighteen-month period (and any such benefits received by or made available to the Executive shall be reported by her to the Company); and
(iv)
the amounts payable under Section 5.1(a)(i) and 5.1(a)(iii) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change of Control Severance Amount shall be paid in the second calendar year by the last day of such 60-day period.
5.2.
Definition of Change of Control. For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following: (i) the acquisition by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company or (y) the combined voting power of the election of directors for the Company; and/or (ii) the sale of substantially all of the Company's assets or a merger or sale of stock wherein the holders of the Company's capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; and/or (iii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company.
6.
Other Provisions.
6.1.
Amounts Payable Less Withholding Taxes. The amounts payable by the Company hereunder shall be less any federal, state or local withholding taxes and social security.
6.2.
Parachute Payments. It is the intention of the parties that no payment or benefit arising out of or in connection with a Change of Control that is made or provided, or to be made or provided, by the Company to the Executive, whether pursuant to the terms of this Agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) shall be non‑deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such Parachute Payments exceed the amount which can be deducted by the Company, such Parachute Payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that Parachute Payments exceeding such maximum deductible amount have been made to the Executive or her beneficiary, she or her beneficiary shall refund such excess payments to the Company with interest thereon at the Applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non‑deductible to the Company by reason of the operation of said Section 280G. Any reduction in Parachute Payments required to be made pursuant to this Section 6.2 shall be made first with respect to Parachute Payments payable in cash before being made in respect to any Parachute Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.
6.3.
Section 409A. It is intended that this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary in this Agreement, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive has a “separation from service” within the meaning of Section 409A. In the case of any amounts payable under this Agreement that may be treated as payable in the form of “a series of installment payments,” as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), the right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If the Executive is a “specified employee” as determined pursuant to Section 409A as of the date of termination of employment and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest, or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after the Executive’s “separation from service” within the meaning of Section 409A for any reason other than death, or (ii) the date of the Executive’s death. Any payment or benefit otherwise payable or to be provided to the Executive upon or in the six (6) month period following “separation from service” that is not so paid or provided by reason of this Section 6.3 shall be accumulated and paid or provided to the Executive in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, as soon as practicable, and in all events within fifteen (15) days, after the date of the Executive’s death). All subsequent payments or benefits, if any, shall be payable or provided in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.
6.4.
Post-termination Determination of Cause.

(a)
If following termination of the Executive’s employment other than for Cause there shall occur any event that would otherwise constitute Cause for termination of such employment, the Executive will repay any Severance Amount, Change of Control Severance Amount, Continuation Benefits and Change of Control Continuation Benefits previously paid, and her right to receive any future Severance Amount, Change of Control Severance Amount, Continuation Benefits and Change of Control Continuation Benefits will terminate and any Non-Compete and any Release provided by Executive to Company as part of her termination of employment shall be null and void and treated as though never effective.

(b)
If the employment of the Executive is terminated by the Company for Cause pursuant to Section 3.3(a) above, and if the charges of criminal conduct are subsequently dismissed, or the Executive is acquitted of such charges, then in such event the Executive’s termination shall be deemed to have been made without Cause, and in such event the Company shall pay to the Executive the amounts she would have been entitled had the Company terminated her employment without Cause.
6.5.
Employee Agreement. The Executive acknowledges and agrees that the Employee Agreement is a binding and enforceable obligation of the Executive that inures to the benefit of the Company’s successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business in a Change of Control.
6.6.
Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally (including by overnight courier) or, if sent by regular mail, three days after the date of deposit in the United States mails addressed as follows:
(a)
if to the Company, to:

Aware, Inc.
76 Blanchard Road
Burlington, Massachusetts 01803
Attention: Chief Executive Officer

(b)
if to the Executive, to:

Lona Therrien

31 Maple Ave

Boxford, MA 01921

or to such other address as either party may from time to time provide to the other by notice as provided in this section.

6.7.
Entire Agreement. This Agreement and the Employee Agreement constitute the entire agreement and understanding between the Company and the Executive, and supersede all prior negotiations, agreements, arrangements, and understandings, both written or oral, between the Company and the Executive with respect to the subject matter of this Agreement.
6.8.
Waiver or Amendment.

(a)
The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement or of any other right or remedy.
(b)
No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Executive and the Company.
6.9.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws rules.
6.10.
Successors; Assignment. The Company shall require any successor via a Change of Control (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.
6.11.
Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof. If any part of this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part had not been inserted.
6.12.
Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning, construction or interpretation of any or all of the provisions of this Agreement.
6.13.
Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.
6.14.
Authority to Execute. The undersigned representative of the Company represents and warrants that she has full power and authority to enter into this Agreement on behalf of the Company, and that the execution, delivery and performance of this Agreement have been authorized by the Board. Upon the Executive's acceptance of this Agreement by signing and returning it to the Company, this Agreement will become binding upon the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	AWARE, INC.
/s/ Lona Therrien Lona Therrien	By: /s/ Ajay Amlani Title: CEO

Exhibit A

NONCOMPETE AGREEMENT

This NONCOMPETE AGREEMENT (the "AGREEMENT"), made as of the [ ] day of [ ], 202 , is entered into between Aware, Inc., a Massachusetts corporation with offices at 76 Blanchard Road, Burlington, Massachusetts 01803 (the "Company") and Lona Therrien an individual residing at 31 Maple Ave, Boxford, MA 01921 (the "Employee").

RECITALS:

A. The Company is willing to grant certain severance and other benefits to the Employee, under the circumstances specified in that certain Employment Agreement dated [ ], 2025 between the Company and the Employee (the “Employment Agreement”); and

B. As set forth in the Employment Agreement, the Employee's execution of this Agreement is a condition to her receipt of such benefits;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
NON-COMPETITION COVENANTS.
(a)
NON-COMPETITION COVENANTS. The Employee agrees that she will not, during the Non-Competition Period (as hereinafter defined), directly or indirectly:
(i)
as owner, employee, officer, director, partner, sales representative, agent, stockholder, capital investor, lessor, consultant or advisor, either alone or in association with others (other than as a holder of not more than one percent of the outstanding shares of any series or class of securities of a company, which securities of such class or series are publicly traded in the securities markets), develop, design, produce, market, sell or render (or assist any other person or entity in developing, designing, producing, marketing, selling or rendering), products or services which are competitive with the Business of the Company (as hereinafter defined) anywhere in the world;
(ii)
solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the customers, prospective customers or referral sources of the Company with whom the Company has had a relationship during the period of the Employee's employment by the Company; or
(iii)
recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate her or her employment with, or otherwise cease her or her relationship with, the Company.

(b)
DEFINITIONS. For the purposes of this Section 1, the following terms shall have the respective meanings indicated below:
(i)
"NON-COMPETITION PERIOD" shall mean the period during which the Employee is employed by the Company and the one-year period commencing on the last day of the Employee's employment by the Company, regardless of whether the Employee's termination was at the election of the Company, with or without cause, or at the election of the Employee, with or without good reason.

"BUSINESS OF THE COMPANY" shall mean the development, manufacture, marketing and/or distribution of (A) biometric technologies or wavelet compression technologies or (B) any other products or services which the Company sells, has under development or which are subject to active planning at any time during the term of the Employee's employment with the Company.

2.
INJUNCTIVE AND OTHER EQUITABLE RELIEF.
(a)
The Employee consents and agrees that if she violates any of the provisions of Section 1 hereof, the Company shall be entitled, in addition to any other remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief for a breach by the Employee of Section 1 of this Agreement. This Section 2(a) shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.
(b)
Any waiver by the Company of a breach of any provision of Section 1 hereof shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
(c)
The Employee agrees that each provision of Section 1 shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of the other clauses herein. Moreover, if one or more of the provisions contained in Section 1 shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.
(d)
If the Company shall prevail in any action, suit or other proceeding (whether at law, in equity or otherwise) instituted concerning or arising out of this Agreement, it shall recover, in addition to any other remedy granted to it therein, all its costs and reasonable attorneys’ fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.
3.
OTHER AGREEMENTS.

The Employee represents and warrants that her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any other agreement by which she is bound.

4.
NOT A CONTRACT OF EMPLOYMENT.

The Employee understands that this Agreement does not constitute a contract of employment or give the Employee rights to employment or continued employment by the Company.

5.
ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. In particular, this Agreement supersedes Section 10 of the Employee Agreement, but the rest of the Employee Agreement remains in full force and effect.

6.
AMENDMENT.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

7.
GOVERNING LAW.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to its choice of law principles. The Employee hereby consents to (a) service of process, and to be sued, in The Commonwealth of Massachusetts and (b) to the jurisdiction of the courts of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of Employee's obligations hereunder, and Employee expressly waives any and all objections he or she may have as to venue in any such courts.

8.
SUCCESSORS AND ASSIGNS

. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by her.

9.
MISCELLANEOUS.
(a)
No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
(c)
This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AWARE, INC.

By:
Name:
Title:

EMPLOYEE

 NAME

Exhibit B

GENERAL RELEASE AND WAIVER OF ALL CLAIMS
(INCLUDING OLDER WORKER BENEFITS PROTECTION ACT CLAIMS)

For good and valuable consideration, including without limitation the compensation and benefits set forth in the Employment Agreement dated [ ], 2025 (the “Agreement”) between the undersigned and Aware, Inc. (the “Company”), to which this General Release and Waiver of All Claims is attached, the terms of which Agreement shall survive this General Release and Waiver of Claims, the undersigned, on behalf of and for himself or herself and her or her heirs, administrators, executors, representatives, estates, attorneys, insurers, successors and assigns (hereafter referred to separately and collectively as the “Releasor”), hereby voluntarily releases and forever discharges the Company, and its subsidiaries (direct and indirect), affiliates, related companies, divisions, predecessor and successor companies, and each of its and their present, former, and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers and assigns (collectively as “Releasees”), jointly and individually, from any and all actions, causes of action, claims, suits, charges, complaints, contracts, covenants, agreements, promises, debts, accounts, damages, losses, sums of money, obligations, demands, and judgments all of any kind whatsoever, known or unknown, at law or in equity, in tort, contract, by statute, or on any other basis, for contractual, compensatory, punitive or other damages, expenses (including attorney’s fees and cost), reimbursements, or costs of any kind, which the undersigned employee ever had, now has, or may have, from the beginning of the world to the date of this Release, known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to any and all claims arising out of or in any way related to the undersigned’s engagement by the Company (including the hiring or termination of that engagement), or any related matters including, but not limited to claims, if any arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefits Protection Act; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Immigration Reform and Control Act of 1986; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act (ERISA), as amended; the Massachusetts laws against discrimination and harassment (including Mass. Gen. L. c. 151B), protecting equal rights or concerning the payment of wages (including Mass. Gen. L. c. 149, section 148 et seq. and Mass. Gen. L. c. 151, section 1A, et seq.), and federal, state or local common law, laws, statutes, ordinances or regulations. Notwithstanding the foregoing, nothing contained in this General Release and Waiver of Claims shall be construed to bar any claim by the undersigned to enforce the terms of the Agreement.

Releasor represents and acknowledges the following:

(a)
that Releasor understands the various claims Releasor could have asserted under federal or state law, including but not limited to the Age Discrimination in Employment Act, Mass. Gen. L. c. 151B, the Massachusetts Wage Act and Massachusetts overtime pay law and other similar laws;

(b)
that Releasor has read this General Release carefully and understands all of its provisions;

(c)
that Releasor understands that Releasor has the right to and is advised to consult an attorney concerning this General Release and in particular the waiver of rights Releasor might have under the laws described herein and that to the extent, if any, that Releasor desired, Releasor availed himself or herself of this right;

(d)
that Releasor has been provided at least twenty-one (21) days to consider whether to sign this General Release and that to the extent Releasor has signed this General Release before the expiration of such twenty-one (21) day period Releasor has done so knowingly and willingly;

(e)
that Releasor enters into this General Release and waives any claims knowingly and willingly; and

(f)
that this General Release shall become effective seven (7) business days after it is signed. Releasor may revoke this General Release within seven (7) business days after it is signed by delivering a written notice of rescission to Chair, Compensation Committee of the Board of Directors at Aware, Inc., 76 Blanchard Road, Burlington Massachusetts 01830. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) business day period and sent by certified mail, return receipt requested, to the referenced address.

Signed and sealed this ____ day of _____________, 20___.

Signed: __________________________

Name (print): ___________________________